Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

BingEx Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share	Rule 457(a)	13,800,000	US$5.67	US$78,246,000(2)(3)	$147.60 per $1,000,000	US$11,549.11

Fees Previously Paid	Equity	Class A ordinary shares, par value US$0.0001 per share	Rule 457(o)	—	—	US$100,000,000.00(4)		US$14,760.00

	Total Offering Amount					US$78,246,000		US$11,549.11

	Total Fees Previously Paid							US$14,760.00

	Total Fee Offsets							N/A

	Net Fee Due							—

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby is registered under a separate registration statement on Form F-6 (Registration No. 333-282094). Each American depositary share represents three Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.